Exhibit 99.1
Milacron Holdings Corp. Reports Fourth Quarter & Full Year 2015 Results
Fourth Quarter 2015:

•	Sales of $306.3 million, essentially flat on a constant currency basis versus the fourth quarter of 2014

•	Adjusted EBITDA of $58.9 million, or 19.2% of sales

•	Adjusted Net Income of $33.5 million, up 16.7%

•	Fully diluted adjusted EPS of $0.48

•	Free cash flow of $16.2 million, CanGen acquisition funded from fourth quarter operating cash flow
Full Year 2015:

•	Sales of $1,179.5 million, up 2.8% on a constant currency basis

•	Adjusted EBITDA of $213.4 million, or 18.1% of sales, up 170 basis points

•	Adjusted Net Income of $98.2 million, up 31.8%

•	Cost structure realignment efforts remain on track to $35 million by the end of 2017, with $10 million realized through the end of 2015

Cincinnati - March 2, 2016 - Milacron Holdings Corp. (“Milacron”) (NYSE: MCRN), a leading industrial technology company serving the plastic processing industry, today announced financial results for the fourth quarter ended December 31, 2015.

	Three Months Ended December 31,
In millions	4Q'15	4Q'14	% Change	% Change (Constant Currency)
Sales	$306.3	$320.5	(4.4)%	(0.2)%

Adjusted EBITDA (1)	58.9	60.8	(3.1)%

Adjusted Net Income (1)	33.5	28.7	16.7%

	Year Ended December 31,
In millions	2015	2014	% Change	% Change (Constant Currency)
Sales	$1,179.5	$1,211.3	(2.6)%	2.8%

Adjusted EBITDA (1)	213.4	198.5	7.5%

Adjusted Net Income (1)	98.2	74.5	31.8%
(1) See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
“We are very pleased with our fourth quarter operating results, delivering on our guidance for the full year. As we anticipated, orders, sales and margins all improved sequentially, 6%, 3% and 70 basis points, respectively, in the face of a challenging global economic environment and tough prior year comparisons." said Milacron Chief Executive Officer, Tom Goeke. "In the end, our intense focus on executing our long-term strategic playbook drove Milacron to full-year constant currency sales growth of 2.8% and a robust 170 basis point margin expansion versus 2014, supported by mid-single digit growth in hot runners and related products, encouraging growth in our APPT Injection and Extrusion product lines and the continued expansion of the APPT aftermarket parts and service business."
"Entering 2016, we remain cautious and continue to monitor market conditions. Given the uncertainty of our global industrial end markets as we experienced in the latter of 2015, we will stay the course of executing our strategic fundamentals, which includes reducing our cost structure, optimizing our global manufacturing footprint and positioning our company for growth," continued Goeke.

Fourth Quarter Results
For the fourth quarter of 2015, sales of $306.3 million decreased 4.4% from sales of $320.5 million in the fourth quarter a year ago. Excluding $13.5 million of unfavorable effects of currency movements, sales for the fourth quarter were essentially flat versus the prior year period. Adjusted EBITDA for the fourth quarter of 2015 decreased 3.1% to $58.9 million, or 19.2% of sales, compared to Adjusted EBITDA of $60.8 million, or 19.0% of sales, in the year ago period. Net income totaled $15.5 million, or $0.23 and $0.22 per basic and diluted share, respectively, in the fourth quarter of 2015 compared to a net loss of $0.6 million, or a loss of $0.01 per basic and diluted share, in the prior year quarter. Adjusted Net Income totaled $33.5 million in the fourth quarter of 2015 compared to Adjusted Net Income of $28.7 million in the prior year period.
Full Year Results
For the the year ended December 31, 2015, sales of $1,179.5 million decreased 2.6% from sales of $1,211.3 million in the same period a year ago. Excluding the unfavorable effects of currency movements, sales for the year ended December 31, 2015 rose 2.8% over the prior year period (2.1% excluding the impact of tuck-in acquisitions). Adjusted EBITDA for the year ended December 31, 2015 increased 7.5% to $213.4 million, or 18.1% of sales, compared to Adjusted EBITDA of $198.5 million, or 16.4% of sales, in the prior year period. Net loss totaled $38.8 million, or a loss of $0.65 per basic and diluted share, for the year ended December 31, 2015 compared to a net loss attributable to Milacron of $14.8 million, or a loss of $0.28 per basic and diluted share, in the prior year period. Adjusted Net Income totaled $98.2 million for the year ended December 31, 2015 compared to Adjusted Net Income of $74.5 million in the prior year period.
Segment Results
Advanced Plastic Processing Technologies (APPT)
Sales for the fourth quarter of 2015 were $183.9 million compared to $186.3 million in the same period a year ago. Excluding $5.0 million of unfavorable effects of currency movements, sales increased 1.4% over the prior year period. Adjusted EBITDA in the fourth quarter decreased 13.5% to $25.0 million, or 13.6% of sales, from Adjusted EBITDA of $28.9 million, or 15.5% of sales, in the year ago quarter.

For the year ended December 31, 2015, sales were $674.0 million compared to $675.8 million in the same period a year ago. Excluding $24.4 million of unfavorable effects of currency movements, sales increased 3.3% over the prior year period. Adjusted EBITDA for the full year increased 7.4% to $87.0 million, or 12.9% of sales, from Adjusted EBITDA of $81.0 million, or 12.0% of sales, in the prior year period.

Melt Delivery & Control Systems (MDCS)
Sales for the fourth quarter of 2015 were $95.1 million compared to sales of $102.7 million in the same period a year ago. Excluding $6.1 million of unfavorable effects of currency movements, sales decreased 1.5% over the prior year period. Adjusted EBITDA in the fourth quarter increased 0.3% to $31.1 million, or 32.7% of sales, from Adjusted EBITDA of $31.0 million, or 30.2% of sales, in the year ago quarter.
For the year ended December 31, 2015, sales were $390.3 million compared to sales of $406.7 million in the same period a year ago. Excluding $29.3 million of unfavorable effects of currency movements, sales increased 3.2% over the prior year period. Adjusted EBITDA for the full year increased 5.0% to $120.1 million, or 30.8% of sales, from Adjusted EBITDA of $114.4 million, or 28.1% of sales, in the prior year period.
Fluid Technologies (Fluids)
Sales for the fourth quarter 2015 were $27.3 million compared to sales of $31.5 million in the same period a year ago. Excluding $2.4 million of unfavorable effects of currency movements, sales decreased 5.7% compared to the prior year period. Adjusted EBITDA in the fourth quarter decreased 1.5% to $6.6 million, or 24.2% of sales, from Adjusted EBITDA of $6.7 million, or 21.3% of sales, in the year ago quarter.

For the year ended December 31, 2015, sales were $115.2 million compared to sales of $128.8 million in the same period a year ago. Excluding $12.5 million of unfavorable effects of currency movements, sales were essentially flat to the prior year. Adjusted EBITDA for the full year increased 3.8% to $24.7 million, or 21.4% of sales, from Adjusted EBITDA of $23.8 million, or 18.5% of sales, in the prior year period.

Additional Financial Information

Milacron ended the fourth quarter of 2015 with cash and cash equivalents of $67.5 million and total debt of $954.6 million, excluding related debt issuance costs, at December 31, 2015, resulting in net debt of $887.1 million and a net total leverage ratio of 4.2x.

Our income tax expense of $2.7 million for the quarter was lower than expectations as a result of the successful closing of the CanGen acquisition in December. In connection with this acquisition, we recognized a one-time tax benefit of $4 million related to the reversal of valuation allowances in the U.S., resulting in an incremental $0.06 to our fourth quarter fully diluted adjusted earnings per share.

2016 Outlook
Milacron forecasts 0% to 2% organic sales growth in 2016, which is in line with current market conditions. Adjusted EBITDA margins are forecasted to be between 18.5% and 19.0%. Additionally, the company expects capital expenditures of approximately $50 to $55 million, interest expense to be approximately $60 million, cash taxes to be between $30 to $35 million, an effective tax rate of approximately 30% and shares outstanding to remain flat in 2016.
Conference Call
Milacron will host a conference call to discuss its fourth quarter 2015 financial results at 8 a.m. Eastern Time on March 2, 2016. The live webcast of the call can be accessed at the Milacron Investor Relations website at http://investors.milacron.com, along with the company's earnings press release and related presentation materials. The U.S. dial-in for the call is 1-877-407-8037 (1-201-689-8037 for non-U.S. callers). A replay of the conference call will be available until March 16, 2016 at 11:59 p.m. Eastern Time, while an archived version of the webcast will be available on the Milacron Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-660-6853 (1-201-612-7415). The replay access code is 13623063.
About Milacron
Milacron is a global leader in the manufacture, distribution and service of highly engineered and customized systems within the plastic technology and processing industry. Milacron is the only global company with a full-line product portfolio that includes hot runner systems, injection molding, blow molding and extrusion equipment plus a wide market range of advanced fluid technologies. Visit Milacron at www.milacron.com

Forward-Looking Statements
This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” "plan," “intend,” "should," “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. Except as required by law, Milacron undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to demand for our products being significantly affected by general economic conditions, any decline in the use of plastic, the competitiveness of the industries in which we operate and the financial resources of our competitors, our ability to successfully develop and implement strategic initiatives to increase cost savings and improve operating margins and the other risk factors set forth in our final prospectus in connection with our initial public offering ("IPO") dated June 24, 2015, Form 10-Q for the quarter ended June 30, 2015 and other SEC filings, copies of which are available free of charge on our website at investors.milacron.com.

Non-GAAP Financial Measures

We prepare our financial statements in conformity with United States generally accepted accounting principles ("U.S. GAAP"). To supplement this information, we also use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted Net Income. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

Adjusted EBITDA represents net income before interest expense, taxes, depreciation and amortization, as further adjusted for the other items reflected in the reconciliation table set forth below. Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition or profitability, and should not be considered as an alternative to net earnings (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP or any other performance measure derived in accordance with U.S. GAAP and should not be construed as an inference that our future results will be unaffected by unusual non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments, debt service requirements and certain other cash costs that may recur in the future.

We view Adjusted EBITDA as a key measure of our performance. We present Adjusted EBITDA not only due to its importance for purposes of our credit agreements but also because it assists us in comparing our performance across reporting periods on a consistent basis as it excludes items that we do not believe are indicative of our core operating performance. Our management uses Adjusted EBITDA:

•	as a measurement used in evaluating our consolidated and segment-level operating performance on a consistent basis;

•	to calculate incentive compensation for our employees

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to assess compliance with various metrics associated with our debt agreements.

We believe that the inclusion of Adjusted EBITDA is useful to provide additional information to investors about certain material non-cash items as well as items considered to be one-time or non-recurring to the operations of the business. While we believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors, because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA is calculated as net earnings (loss) attributable to Milacron Holdings Corp. before income tax expense, interest expense, net, depreciation and amortization further adjusted to exclude other items as reflected in the reconciliation table below.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by usual or non-recurring items. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementary.

Adjusted Net Income

Adjusted Net Income measures our operating performance by adjusting net earnings (loss) attributable to Milacron Holdings Corp. to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards and shareholder fees, debt costs, acquisition integration costs, professional services, business combination costs and certain other non- recurring items. Management uses this measure to evaluate our core operating results as it excludes certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business, but includes certain items such as depreciation, interest expense and interest tax expense, which are otherwise excluded from Adjusted EBITDA. We believe the presentation of Adjusted Net Income enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Net Income as an alternative to net earnings (loss) attributable to Milacron Holdings Corp., determined in accordance with U.S. GAAP, as an indicator of operating performance.

Contacts:

For more information, contact:
Media Contact:
Michael Ellis, Milacron
Michael_Ellis@milacron.com
905-877-0185 ext. 354

Investor Relations Contact:
Mac Jones, Milacron
Michael_Jones@milacron.com
513-487-5057

MILACRON HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$67.5	$81.5
Accounts receivable, net	204.4	183.3
Inventories, net:
Raw materials	81.1	84.5
Work-in-process	48.3	52.5
Finished products	109.5	101.1
Total inventories	238.9	238.1
Prepaid and other current assets	38.6	43.1
Total current assets	549.4	546.0
Property and equipment, net	221.8	216.9
Goodwill	530.1	548.6
Intangible assets, net	380.1	442.8
Other noncurrent assets	14.9	15.5
Total assets	$1,696.3	$1,769.8
Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$7.4	$9.2
Long-term debt and capital lease obligations due within one year	0.4	3.8
Accounts payable	79.2	89.9
Advanced billings and deposits	39.7	58.5
Accrued salaries, wages and other compensation	30.8	33.2
Accrued interest	13.9	16.2
Other current liabilities	52.5	60.2
Total current liabilities	223.9	271.0
Long-term debt and capital lease obligations	931.9	1,000.7
Deferred income tax liabilities	66.2	72.6
Accrued pension liabilities	25.2	29.0
Other noncurrent accrued liabilities	8.2	11.1
Total liabilities	1,255.4	1,384.4
Shareholders’ equity:
Preferred stock	—	—
Common stock	0.7	0.5
Capital in excess of par value	648.7	499.6
Retained deficit	(99.4)	(60.6)
Accumulated other comprehensive loss	(109.1)	(54.1)
Total shareholders’ equity	440.9	385.4
Total liabilities and shareholders’ equity	$1,696.3	$1,769.8

MILACRON HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in millions, except share and per share data)
Net sales	$306.3	$320.5	$1,179.5	$1,211.3
Cost of sales	205.8	210.9	775.6	792.3
Manufacturing margins	100.5	109.6	403.9	419.0
Operating expenses:
Selling, general and administrative expenses	53.6	62.3	261.1	266.9
Amortization expense	8.6	11.0	35.9	44.2
Loss on currency translation	3.0	7.5	21.6	16.3
Other expense, net	1.5	4.6	13.5	6.5
Total operating expenses	66.7	85.4	332.1	333.9
Operating earnings	33.8	24.2	71.8	85.1
Interest expense, net	15.6	18.5	68.0	74.6
Loss on debt extinguishment	—	—	22.2	3.4
(Loss) earnings before income taxes	18.2	5.7	(18.4)	7.1
Income tax expense	2.7	6.3	20.4	22.0
Net income (loss)	15.5	(0.6)	(38.8)	(14.9)
Less: Net loss attributable to the noncontrolling interest	—	—	—	0.1
Net income (loss) attributable to Milacron Holdings Corp.	$15.5	$(0.6)	$(38.8)	$(14.8)

Weighted average shares outstanding:
Basic	67,037,866	52,270,000	59,925,776	52,189,580
Diluted	69,784,581	52,270,000	59,925,776	52,189,580

Loss per share:
Basic	$0.23	$(0.01)	$(0.65)	$(0.28)
Diluted	$0.22	$(0.01)	$(0.65)	$(0.28)

MILACRON HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014
	(in millions)
Operating activities
Net loss	$(38.8)	$(14.9)
Less: Net loss attributable to noncontrolling interest	—	0.1
Net loss attributable to Milacron Holdings Corp.	(38.8)	(14.8)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	62.7	71.6
Unrealized loss on currency translation of intercompany advances	23.3	13.8
Amortization of debt issuance costs	4.0	4.7
Gain on termination of post-retirement plan	(1.5)	—
Loss on debt extinguishment	8.4	1.8
Trademark impairment	2.2	—
Non-cash stock-based compensation expense	20.8	4.8
Deferred income taxes	(5.3)	(0.4)
Changes in assets and liabilities:
Accounts receivable	(28.3)	(15.8)
Inventories	(8.8)	(36.0)
Prepaid and other current assets	2.0	(4.5)
Accounts payable	(3.1)	6.3
Advanced billings and deposits	(17.1)	(2.7)
Other current liabilities	3.3	8.1
Other noncurrent assets	0.5	(0.5)
Other noncurrent accrued liabilities	(1.3)	1.2
Net cash provided by operating activities	23.0	37.6
Investing activities
Purchases of property and equipment	(52.7)	(41.4)
Proceeds from disposals of property and equipment	1.6	0.1
Acquisitions, net of cash acquired	(22.2)	(53.0)
Net cash used in investing activities	(73.3)	(94.3)
Financing activities
Proceeds from issuance of long-term debt (original maturities longer than 90 days)	806.3	151.5
Payments on long-term debt and capital lease obligations (original maturities longer than 90 days)	(885.0)	(108.4)
Net (decrease) increase in short-term borrowings (original maturities of 90 days or less)	(1.1)	0.4
Purchase of noncontrolling interest	—	(1.9)
Dividends paid	(144.6)	—
Proceeds from issuance of common stock	294.0	1.8
Initial public offering issuance costs	(21.3)	—
Proceeds from exercise of stock options	0.4	—
Debt issuance costs	(7.1)	(2.2)
Net cash provided by financing activities	41.6	41.2
Effect of exchange rate changes on cash	(5.3)	(3.7)
Decrease in cash and cash equivalents	(14.0)	(19.2)
Cash and cash equivalents at beginning of period	81.5	100.7
Cash and cash equivalents at end of period	$67.5	$81.5

MILACRON HOLDINGS CORP.
SALES BY BUSINESS SEGMENT

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in millions)
Sales by segment:
Advanced Plastic Processing Technologies	$183.9	$186.3	$674.0	$675.8
Melt Delivery and Control Systems	95.1	102.7	390.3	406.7
Fluid Technologies	27.3	31.5	115.2	128.8
Total	$306.3	$320.5	$1,179.5	$1,211.3

MILACRON HOLDINGS CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in millions)
Net income (loss) attributable to Milacron Holdings Corp.	$15.5	$(0.6)	$(38.8)	$(14.8)
Amortization expense	8.6	11.0	35.9	44.2
Currency effect on intercompany advances (a)	3.7	7.0	23.3	13.8
Organizational redesign costs (b)	5.9	7.5	21.7	12.9
Long-term equity options and shareholder fees (c)	(0.5)	1.4	22.9	5.5
Debt costs (d)	—	—	23.2	4.1
Acquisition integration costs (e)	0.5	1.2	3.7	4.0
Professional services (f)	0.9	1.2	5.2	3.6
Business combination costs (g)	0.4	—	0.4	1.1
Other (h)	(1.5)	—	0.7	0.1
Adjusted Net Income	$33.5	$28.7	$98.2	$74.5
Income tax expense	2.7	6.3	20.4	22.0
Interest expense, net	15.6	18.5	68.0	74.6
Depreciation expense	7.1	7.3	26.8	27.4
Adjusted EBITDA	$58.9	$60.8	$213.4	$198.5

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances associated with the acquisition of Mold-Masters Luxembourg Holdings S.à r.l. ("Mold-Masters").

(b)
Organizational redesign costs in the three months ended December 31, 2015 primarily included $1.0 million for termination costs as a result of eliminated positions, $0.2 million of severance, $0.7 million of one-time project costs related to the restructuring of Fluids in Europe, $0.8 million of costs related to the shutdown of facilities, and $2.2 million of costs related to relocating our facility in Italy to the Czech Republic. Organizational redesign costs in the year ended December 31, 2015 primarily included $9.3 million of costs related to relocating our facilities in Italy and Belgium to the Czech Republic, $4.4 million for termination costs as a result of eliminated positions, $3.7 million of costs related to the restructuring of Fluids in Europe, and $1.4 million of costs related to the shutdown of facilities. Organizational redesign costs during the three months ended December 31, 2014 included $2.9 million for termination costs as a result of eliminated positions, $2.0 million of costs for changes in the executive management team, and $1.6 million of costs for the transition of positions to low-cost countries. Organizational redesign costs in the year ended December 31, 2014 included $3.4 million for termination costs as a result of eliminated positions, $3.6 million of costs for changes in the executive management team, $2.9 million of costs for the transition of positions to low-cost countries, and $1.9 million of costs related to the shutdown of facilities.

(c)
Long-term equity options and shareholder fees include the non-cash charges associated with stock-based compensation awards granted to certain executives and independent directors and a cash advisory fee paid to CCMP in the three and twelve month periods ended December 31, 2015 and 2014. The cash advisory payment to CCMP ceased as of the effective date of our IPO.

(d)
Debt costs incurred during the year ended December 31, 2015 included $22.2 million of debt extinguishment costs and $1.0 million of fees related to the new senior secured term loan facility due September 2020 ("New Term Loan Facility"). Debt costs incurred during the year ended December 31, 2014 included a $2.9 million loss on the early extinguishment of a portion of our 8.375% senior secured notes due 2019 ("Senior Secured Notes"). The loss consists of a $1.6 million premium paid for the early extinguishment and $1.3 million of previously deferred financing costs. In the year ended December 31, 2014, we also expensed $0.5 million of previously deferred financing costs and incurred $0.7 million of fees to increase the senior secured term loan facility due March 2020 ("Term Loan Facility").

(e)
Acquisition integration costs in year ended December 31, 2015 included a $0.4 million gain for an adjustment to an accrued incentive payment and $1.7 million of costs to introduce the integration and new branding of all Milacron companies. In addition, acquisition integration costs in the year ended December 31, 2015 included $1.9 million of costs related to the Kortec, Inc. ("Kortec"), TIRAD s.r.o. ("TIRAD") and Mold-Masters acquisitions for product line integration and other strategic alignment initiatives. Acquisition integration costs in the year ended December 31, 2014 were incurred to fully integrate the acquisitions of Mold-Masters, Kortec and TIRAD and certain smaller acquisitions. Costs included travel, consulting services, restructuring associated with personnel changes and a branding study to integrate the acquired companies into Milacron.

(f)
Professional fees related to operational efficiency, business development, and other one-time advisory projects in the three months ended December 31, 2015 included $0.9 million of costs for strategic organizational initiatives. Professional fees in the year ended December 31, 2015 included $2.8 million of fees for readiness initiatives associated with our IPO and $1.9 million of costs for strategic organizational initiatives. Professional fees in the year ended December 31, 2014 included $1.5 million of costs related to strategic organizational initiatives and $1.3 million of costs related to certain advisory services for readiness initiatives associated with our IPO.

(g)	Business combination costs relate to certain professional, audit and other fees related to the acquisitions of Mold-Masters, Kortec, TIRAD, and certain other smaller acquisitions.

(h)
Other costs for the year ended December 31, 2015 included a $1.5 million non-cash gain related to the termination of a postretirement medical benefit plan and a non-cash charge of $2.2 million related to the impairment of certain trademarks.

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in millions)
Operating earnings:
APPT	$16.7	$18.4	$56.5	$51.9
MDCS	17.3	13.0	50.9	57.2
Fluids	3.6	4.4	12.9	13.5
Corporate	(3.8)	(11.6)	(48.5)	(37.5)
Total operating earnings	33.8	24.2	71.8	85.1
Adjustments to operating earnings:
APPT Adjustments:
Depreciation and amortization	5.0	5.9	19.9	22.6
Net earnings attributable to noncontrolling interest	—	—	—	0.1
Organizational redesign costs (b)	3.0	4.1	7.0	5.5
Acquisition integration costs (e)	0.3	—	1.2	0.3
Professional services (f)	—	0.5	0.2	0.5
Other (h)	—	—	2.2	0.1
Total APPT Adjustments	8.3	10.5	30.5	29.1
MDCS Adjustments:
Depreciation and amortization	8.9	10.2	35.7	39.9
Currency effect on intercompany advances (a)	3.8	6.8	23.2	13.5
Organizational redesign costs (b)	1.1	0.7	8.3	1.7
Acquisition integration costs (e)	—	0.3	1.7	1.8
Professional services (f)	—	—	0.3	0.3
Other (h)	—	—	—	—
Total MDCS Adjustments	13.8	18.0	69.2	57.2
Fluids Adjustments:
Depreciation and amortization	1.7	2.1	6.7	8.9
Organizational redesign costs (b)	1.3	0.2	5.0	1.4
Professional services (f)	—	—	0.1	—
Total Fluids Adjustments	3.0	2.3	11.8	10.3
Corporate Adjustments:
Depreciation and amortization	0.1	0.1	0.4	0.2
Currency effect on intercompany advances (a)	(0.1)	0.2	0.1	0.3
Organizational redesign costs (b)	0.5	2.5	1.4	4.3
Long-term equity options and shareholder fees (c)	(0.5)	1.4	22.9	5.5
Debt costs (d)	—	—	1.0	0.7
Acquisition integration costs (e)	0.2	0.9	0.8	1.9
Professional services (f)	0.9	0.7	4.6	2.8
Business combination costs (g)	0.4	—	0.4	1.1
Other (h)	(1.5)	—	(1.5)	—
Total Corporate Adjustments	—	5.8	30.1	16.8
Adjusted EBITDA:
APPT	25.0	28.9	87.0	81.0
MDCS	31.1	31.0	120.1	114.4
Fluids	6.6	6.7	24.7	23.8
Corporate	(3.8)	(5.8)	(18.4)	(20.7)
Total Adjusted EBITDA	$58.9	$60.8	$213.4	$198.5

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances associated with the acquisition of Mold-Masters within the MDCS segment.

(b)
Organizational redesign costs in APPT in the three months ended December 31, 2015 included $2.2 million of costs related to relocating our facility in Italy to the Czech Republic and $0.5 million of costs related to the shutdown of facilities. Organizational redesign costs incurred in MDCS in the three months ended December 31, 2015 included $0.5 million for termination costs as a result of eliminated positions. Organizational redesign costs incurred in Fluids during the three months ended December 31, 2015 included $0.9 million of one-time project costs related to restructuring in Europe. Organizational redesign costs in APPT and MDCS segments in the year ended December 31, 2015 included $4.3 million and $5.0 million for costs related to relocating our facilities in Italy and Belgium to the Czech Republic, respectively. As incurred at the respective segments, organizational redesign costs in the year ended December 31, 2015 included $4.4 million for termination costs as a result of eliminated positions. Organizational redesign costs for Fluids during the year ended December 31, 2015 included $3.7 million of severance and one-time project costs related to restructuring in Europe. Organizational redesign costs across all segments in the three months ended December 31, 2014 for included $1.6 million for costs due to the transition of positions to low-cost countries. Organization redesign costs in the three months ended December 31, 2014 for APPT and Corporate included $0.5 million and $1.5 million of costs related to changes in the executive management team, respectively. As incurred in the respective segments, organizational redesign costs in 2014 totaled $3.4 million for salary and severance costs as a result of eliminated positions, $3.6 million for costs related to changes in the executive management team, $2.9 million for costs related to the transition of positions to low-cost countries and $1.9 million for costs due to the shutdown of facilities.

(c)
Long-term equity options and shareholder fees include the non-cash charges associated with stock-based compensation awards granted to certain executives and independent directors and a cash advisory fee paid to CCMP in the three and twelve month periods ended December 31, 2015 and 2014. The cash advisory payment to CCMP ceased as of the effective date of our IPO.

(d)
Debt costs incurred during the year ended December 31, 2015 included $1.0 million of fees related to the New Term Loan Facility. Debt costs incurred during the year ended December 31, 2014 included $0.7 million of fees to increase the Term Loan Facility.

(e)
Acquisition integration costs for MDCS in the year ended December 31, 2015 included a $0.4 million gain for an adjustment to an accrued incentive payment and $1.8 million related to the Kortec, TIRAD and Mold-Masters acquisitions for product line integration and other strategic alignment initiatives. Both APPT and Corporate acquisition integration costs for the year ended December 31, 2015 included $0.7 million of one-time costs to introduce the integration and new branding of all Milacron companies, respectively. Acquisition integration costs in the year ended December 31, 2014 were incurred to fully integrate the acquisitions of Mold-Masters, Kortec, TIRAD and certain small acquisitions. Costs included travel, consulting services, restructuring associated with personnel changes and a branding study to integrate the acquired companies into Milacron.

(f)
Professional fees incurred by Corporate in the three months and year ended December 31, 2015 included $0.9 million and $2.0 million of costs for strategic organizational initiatives, respectively. In the year ended December 31, 2015, professional fees incurred by Corporate also included $2.6 million of costs for readiness initiatives associated with our IPO. In the year ended December 31, 2014, professional fees by Corporate included $1.5 million for strategic organizational initiatives and $1.3 million for readiness initiatives associated with our IPO.

(g)	Business combination costs for Corporate relate to certain professional, audit and other fees related to the acquisitions of Kortec, TIRAD, and certain other smaller acquisitions.

(h)
Other costs in APPT for the year ended December, 31 2015 included a non-cash charge of $2.2 million related to the impairment of certain trademarks. Other costs in Corporate for the year ended December 31, 2015 included a $1.5 million non-cash gain related to the termination of a postretirement medical benefit plan.